STATE OF CONNECTICUT
PUBLIC UTILITIES REGULATORY AUTHORITY

APPLICATION OF THE CONNECTICUT    :    DOCKET NO. 09-12-11RE04
WATER COMPANY TO AMEND RATE         :
SCHEDULES                    :    February 6, 2018

PETITION TO REOPEN RATE PROCEEDING AND
APPROVE SETTLEMENT AGREEMENT

The Connecticut Water Company (“CWC” or the “Company”), hereby requests, pursuant to Sections 4-181a, 16-9 and 16-19 of the Connecticut General Statutes, that the Public Utilities Regulatory Authority (“PURA” or the “Authority”) reopen Docket No. 09‑12-11, Application of The Connecticut Water Company to Amend Rate Schedules, for the limited purpose of approving a settlement agreement negotiated by and between the Company and Consumer Counsel Elin Swanson Katz (“Consumer Counsel”) attached hereto as Exhibit A (the “Settlement Agreement”). The Settlement Agreement contemplates a change in customer rates effective for bills rendered on and after April 1, 2018 made up of the following two components: (1) the revenue requirements associated with a $36.3 million addition to rate base to reflect necessary upgrades to the Company’s Rockville Water Treatment Facility; and (2) the folding in to base rates of the Company’s present Water Infrastructure Conservation Adjustment (“WICA”). Both components have been calculated to reflect the recently enacted lower federal statutory income tax rate. In addition, the Settlement Agreement provides that if the Company earns in excess of its allowed return on equity prior to their next general rate case, any and all overearnings will be given to customers. Further, it requires the Company to forego the right to file for a general rate case (except in extraordinary circumstances) that would have new rates in effect before January 1, 2020.
A limited reopener is warranted to meet the financial needs of the Company while balancing the interests of ratepayers by avoiding the larger customer impacts associated with a general rate case. Placing the $36.4 million Rockville treatment plant upgrades in service constitutes sufficient “cause” as that term is used in section 16-9 of the General Statutes. In support of this request for limited reopening of Docket No. 09-12-11, CWC submits the following information in accordance with Section 16-1-46 of the Regulations of Connecticut State Agencies.
Statement of Application
As is more fully described in the attached pre-filed testimony by David C. Benoit, Interim President and Chief Executive Officer of CWC, Craig J. Patla Vice President of Service Delivery and Maureen P. Westbrook, Vice President of Customer and Regulatory Affairs, significant and necessary capital expenditures relating to the Rockville Water Treatment Facility require that the Company seek immediate recovery of those costs in rates. The Company completed major upgrades and put the new Treatment Facility in service in May 2017 to avoid water quality challenges to CWC’s system. Capital cost recovery for the upgrades needs to begin promptly. On the other hand, the Consumer Counsel and the Company are sensitive to the impact of rate increases on customers. To balance these factors, CWC and OCC have worked closely to craft a rate agreement that optimizes these elements for all stakeholders. As explained in the attached testimony, the Settlement Agreement strikes a middle ground between the Company and the OCC’s interests by delaying recovery in customers’ rates of the additional $151 million of capital investments made by the Company since the last general rate case.
The Rockville upgrades constitute about 5.2% of the Company’s total plant in service. At that level, timely cost recovery is essential in order for the Company to have a reasonable opportunity to earn a fair return. If the Company were to file a full rate case (including the Rockville upgrades, other rate base additions, cyber-security costs and increased operation and maintenance expenses), the amount of that rate increase request would be triple the amount called for by the Settlement Agreement.
The settlement agreement also appropriately delivers to customers the benefits of lower federal statutory tax rates. As demonstrated more fully in the accompanying prefiled testimony, CWC’s customers have benefited from the Company’s adoption of repair tax accounting with the credit applied to customers’ bills per the settlement agreement in Docket No. 09-12-11RE01 and lower WICA charges than would otherwise have been approved since that time with repair tax accounting considered in the taxes reflected for eligible WICA projects. Further, the statutory tax rates applied to capital investments in the agreement have been adjusted to account for the change in the tax law. Specifically (1) upon adoption of the repair tax accounting in 2014, Connecticut Water Company voluntarily passed through a $12.4M refund received from the IRS to customers as a credit on their bills, (2) WICA projects eligible for the repair tax deduction since 2014 were not grossed-up for income taxes, (3) the agreement reflects the new lower tax rate in the revenue requirement for the Rockville project and (4) the previously approved WICA charge that will be rolled into base rates in this agreement is reduced to reflect the new federal statutory tax rate.  It is evident that the continued benefits of repair tax accounting will result in lower rates for customers than would otherwise have been requested in our next general rate case.  For these reasons, one essential element of the settlement agreement is that recently reopened Docket No. 09‑12-11RE03 be closed with no action taken.
To provide further protection to customers and assurance that the Company will not unduly benefit from this Agreement, the Company has agreed that upon implementation of new rates under this agreement, until such time as new rates are adopted in a general rate case, through a temporary modification of the earnings sharing mechanism, customers will receive one hundred percent of any earnings in excess of levels allowed by law rather than limiting such customer credits to 50% as contemplated by Section 16-262y of the General Statutes.
The Company will not adjust the deferred income tax balances it initially recorded at the previous higher federal tax rates for the new lower 2018 federal income tax rates. Unless otherwise required by generally accepted accounting principles or by federal law, the Company will continue to defer the deferred tax balances that were incurred at the higher tax rates until its next full rate decision. This will ensure that the impact of any deferred tax balance write down resulting from the change in the tax rate will not immediately go to the Company’s shareholders.
In addition, by agreeing to the stay-out provisions in the Settlement Agreement, the Company is forgoing the opportunity to file a full rate case for an additional seventeen- month period. Thus the customer impacts of the Settlement Agreement are far smaller than would result from a full rate case. The Settlement Agreement will permit the Company to recover only the revenue requirements associated with its investments in the Rockville Water Treatment Facility and permit the Company to continue its WICA program by resetting the Company’s current WICA surcharge. In summary, the Settlement Agreement will deliver a reduced rate impact to customers, prolong the period between general rate proceedings, and enable the Company to continue to promote water conservation and prudently replace the Company’s aging infrastructure, while still providing a chance for the Company to earn a reasonable return.
1.    Legal Name of the Company
The exact legal name of the Company is The Connecticut Water Company. CWC is a Connecticut corporation with its principal place of business located at 93 West Main Street, Clinton, CT 06413.
2.    Contact Information
The names, titles and addresses of persons to whom all correspondence or communication in regard to this request are to be addressed are as follows:
David C. Benoit, Interim President & CEO    Paul R. McCary
The Connecticut Water Company            Murtha Cullina LLP
93 West Main Street                185 Asylum Street
Clinton, CT 06413                    Hartford, CT 06103
Phone: (860) 669-8630                Phone: (860) 240-6037
E-Mail: dbenoit@ctwater.com             E-Mail: pmccary@murthalaw.com

Peter J. Bancroft, Director of Rates and Forecasting
The Connecticut Water Company
93 West Main Street
Clinton, CT 06413
Phone: (860) 669-8630
E-mail: pbancroft@ctwater.com
3.    Statement of Facts and Annexed Materials
The evidentiary support for the factual information needed to grant this Petition and to implement the rate adjustments required by the Settlement Agreement is contained in the accompanying pre-filed testimony of David C. Benoit, Craig C. Patla and Maureen P. Westbrook. In further support of this Petition, the Company hereby submits and incorporates herein the following Exhibits attached hereto:
Exhibit A    Settlement Agreement by and among CWC, Consumer Counsel and the Attorney General.
Exhibit B    Proposed Customer Notice
4.    Customer Notice.
Pursuant to Connecticut General Statutes Section 16-19(f), the Company proposes to issue the draft customer notice attached hereto as Exhibit B. Upon approval by the Authority, the Company will issue the proposed customer notice to comply with the timeframes required by Section 16-19.
I certify that a copy hereof has been furnished on this date via first class mail, postage prepaid, to all parties, intervenors and participants of record as evidenced on the Authority's service list as of this date. A copy has also been filed with the Authority as an electronic web filing and is complete.
Respectfully submitted,
THE CONNECTICUT WATER COMPANY

By: /s/ Paul R. McCary
Paul R. McCary

Murtha Cullina LLP
185 Asylum Avenue
Hartford CT 06103
(860) 240-6000

Its Attorney

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